EXHIBIT d.2

                              SUBADVISORY AGREEMENT


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                       PHOENIX FOREIGN OPPORTUNITIES FUND
                           PHOENIX FOCUSED VALUE FUND

                              SUBADVISORY AGREEMENT
                              ---------------------

                                                                   June 20, 2005

Vontobel Asset Management, Inc.
450 Park Avenue
New York, NY 10022

RE:      SUBADVISORY AGREEMENT

Gentlemen:

Phoenix Adviser Trust (the "Fund") is a diversified open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series. Phoenix Investment Counsel, Inc. (the "Adviser") serves as an adviser to a number of series organized under the Trust. In this capacity, the Adviser evaluates and recommends subadvisers to provide investment management services to the various series of the Trust. At this time the Adviser desires to engage the services of Vontobel Asset Management, Inc. ("Vontobel" or the "Subadviser") to provide investment management services to the Phoenix Foreign Opportunities Fund and the Phoenix Focused Value Fund, both series of the Trust (collectively sometimes hereafter referred to as the "Series"). The parties further contemplate the possibility that, at some point in the future, the Adviser may request the Subadviser to provide investment management services to other series of the Trust, in which case the Subadviser's concurrence shall be manifested in writing. It is further agreed that the provision of such investment management services in the future by the Subadviser shall be governed by the terms and provisions of this Agreement (as amended from time to time).

1. Employment as a Subadviser. The Adviser, being duly authorized, hereby employs Vontobel as a discretionary Subadviser to invest and reinvest the assets of the Series under the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities that do not conflict in any material manner in the Subadviser's performance hereunder; however, for as long as the subadvisory agreement is in place, in no event shall the Subadviser provide future advisory or subadvisory services to another retail open-ended registered investment company managed in a like style to the Series and sold only through financial intermediaries except as agreed upon in writing between the Adviser and the Subadviser, which agreement will not be unreasonably withheld by the Adviser.

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2.       Acceptance of Employment; Standard of Performance. The Subadviser
         accepts its employment as a discretionary series Subadviser of the Series and agrees to use due care in making investment decisions for the Series in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof.

3. Services of Subadviser. In providing management services to the Series, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Series and as set forth in the Fund's then current Prospectus and Statement of Additional Information (as the same may be modified from time to time and provided to the Subadviser by Adviser), and to the investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Trustees of the Fund (the "Trustees"), and to instructions from the Adviser. The Subadviser shall not, without the Fund's prior approval, effect any transactions that would cause the Series at the time of the transaction to be out of compliance with any of such restrictions or policies

4. Transaction Procedures. All transactions for the Series will be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in an acceptable format to the Fund all investment orders for the Series placed by it at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5. Allocation of Brokerage. The Subadviser shall have authority and discretion to select brokers and dealers to execute Series transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

         A. In placing orders for the sale and purchase of Series securities for the Fund, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the

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         value of the brokerage and research services (as defined in Section
         28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

         B. The Subadviser shall not execute any Series transactions for the Series with a broker or dealer that is an "affiliated person" (as defined in the Act) of the Fund, the Subadviser or the Adviser without the prior written approval of the Fund. The Fund will provide the Subadviser with a list of brokers and dealers that are "affiliated persons" of the Fund or Adviser.

6. Proxies. The Subadviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Assets. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with the proxy voting procedures of the Series then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested. The Advisor shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Advisor with quarterly proxy voting reports in such form as the Advisor may request from time to time. The Subadviser shall take such action as necessary to allow for the timely filing of Form N-PX for the Fund.

7. Prohibited Conduct. In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment Partners, Ltd. regarding transactions for the Fund in securities or other assets. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Advisor, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

8. Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

9. Limitation of Liability. The Subadviser shall not be liable for any action taken, omitted or suffered to be taken by it while using due care, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or

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         instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Series and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadviser in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadviser from liability under the Act).

10. Confidentiality. Subject to the duty of the Subadviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadviser and the Fund in respect thereof.

11. Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

12. Representations, Warranties and Agreements of the Subadviser. The Subadviser represents, warrants and agrees that:

                  A. It is registered as an "Investment Adviser" under the Investment Advisers Act of 1940 ("Advisers Act").

                  B. It will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act and the Rules thereunder, the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that such records are the property of the Fund, and will be surrendered to the Fund or to Adviser as agent of the Fund promptly upon request of either.

                  C. It has or shall adopt a written code of ethics complying with the requirements of Rule 17j-l under the Act and will provide the Fund and Adviser with a copy of the code of ethics and evidence of its adoption. Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund (the "Code of Ethics"). Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to Adviser that the Subadviser has complied with the requirements of Rule 17j-l during the previous calendar quarter and that there has been no violation of its code of ethics, or the Code of Ethics, or if such a violation has occurred, that appropriate

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                  action was taken in response to such violation. The Subadviser shall permit the Fund and Adviser to examine the reports required to be made by the Subadviser under Rule 17j-l(c)(1) and this subparagraph.

                  D. Reference is hereby made to the Amended and Restated Trust Instrument (the "Trust Instrument") dated May 9, 2003 establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "Phoenix Adviser Trust (formerly Janus Adviser)" refers to the Trustees under said Trust Instrument, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Trust Instrument. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

13. Amendment. This Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, B, and D, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the Act.

14. Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement, and shall continue in effect for two years and for each year thereafter so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Investment Company Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

15. Termination. This Agreement may be terminated by any party, without penalty, immediately upon written notice to the other party in the event of a breach of any provision thereof by a party so notified, or otherwise upon thirty (30) days' written notice to the other party, but any such termination shall not affect the status, obligations or liabilities of any party hereto contained in Paragraphs 7 ("Fees for Services"), 8 ("Limitation of Liability"), 9 ("Confidentiality"), 17 ("Notices") or 19 ("Indemnification"). Because the Subadviser will or may provide investment management services to more than one series of the Trust, it shall be presumed that any notice of termination provided under this Agreement

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         by one party to the other shall apply to each and every series of the
         Trust to which the Subadviser provides investment management services under this Agreement at the time the notice is tendered, unless the notice provides that the termination is limited to less than all series advised by the Subadviser and those series that are the subject of the notice of termination are specifically identified in that notice.

16. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

17. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

18. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

                (a)    To Phoenix at:

                       Phoenix Investment Counsel, Inc.
                       56 Prospect Street
                       Hartford, CT 06115
                       Attn: Chief Legal Officer

                (b)    To Vontobel at:

                       Vontobel Asset Management, Inc.
                       450 Park Avenue
                       New York, NY 10022
                       Attn: Chief Compliance Officer

19. Certifications. The Subadviser hereby warrants and represents that it will provide the requisite certifications requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Forms N-CSR and N-Q as required under the Sarbanes-Oxley Act of 2002.

20. Indemnification. The Adviser agrees to indemnify and hold harmless the Subadviser and the Subadviser's directors, officers, employees and agents from and against any and all losses, liabilities, claims, damages, and expenses whatsoever,

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including reasonable attorneys' fees (collectively, "Losses"), arising out of or relating to (i) any breach by the Adviser of any provision of this Agreement;
(ii) the negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Adviser; (iii) any violation by the Adviser of any law or regulation relating to its activities under this Agreement; and (iv) any dispute between the Adviser and any Fund shareholder, except to the extent that such Losses result from the gross negligence, willful misconduct, bad faith, or breach of fiduciary duty of the Subadviser.




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                                          PHOENIX ADVISER TRUST

                                          By:  /s/ Daniel T. Geraci
                                             -----------------------------------
                                             Daniel T. Geraci
                                             President

                                          PHOENIX INVESTMENT COUNSEL, INC.

                                          By:  /s/ John H. Beers
                                             -----------------------------------
                                             John H. Beers
                                             Vice President and Clerk

ACCEPTED:

VONTOBEL ASSET MANAGEMENT, INC.


By:  /s/ Joseph Mastoloni
   -----------------------------------
   Joseph Mastoloni
   Vice President & Chief Compliance Officer

By: /s/ Henry Schlegel
   -----------------------------------
   Henry Schlegel
   President & Chief Executive Officer

SCHEDULES:      A.   Operational Procedures
                B.   Record Keeping Requirements
                C.   Fee Schedule
                D.   Subadviser Functions


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                                   SCHEDULE A
                                   ----------

                             OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank and Trust Company (the "Custodian"), the custodian for the Fund and PFPC, Inc., the sub-financial agent for the Fund.

The Subadviser must furnish the Custodian and the sub-financial agent with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade (confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

         1.  Purchase or sale;
         2.  Security name;
         3.  CUSIP number (if applicable);
         4.  Number of shares and sales price per share;
         5.  Executing broker;
         6.  Settlement agent;
         7.  Trade date;
         8.  Settlement date;
         9.  Aggregate commission or if a net trade;
         10. Interest purchased or sold from interest bearing security;
         11. Other fees;
         12. Net proceeds of the transaction;
         13. Exchange where trade was executed;
         14. Identified tax lot (if applicable);
         15. Yield (if applicable);
         16. Original face amount (if applicable);
         17. Ratings (if applicable); and
         18. Trade reason code.

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be maintained in the name of the Fund. Trades in initial public offerings must be communicated by 4 p.m. ET on trade date. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report. This will normally be done by fax or electronic mail so that the Subadviser will know the amount available for investment purposes.


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                                   SCHEDULE B
                                   ----------

                   RECORDS TO BE MAINTAINED BY THE SUBADVISER

1. (Rule 31a-1(b)(5)) A record of each brokerage order, and all other series purchases and sales, given by the Subadviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         A.  The name of the broker;
         B. The terms and conditions of the order and of any modifications or cancellations thereof;
         C.  The time of entry or cancellation;
         D.  The price at which executed;
         E.  The time of receipt of a report of execution; and
         F.  The name of the person who placed the order on behalf of the Fund.

2. (Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of series securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

         A.  Shall include the consideration given to:
             (i)    The sale of shares of the Fund by brokers or dealers.
             (ii) The supplying of services or benefits by brokers or dealers to:
                    (a) The Fund,
                    (b) The Adviser (Phoenix Investment Counsel, Inc.)
                    (c) The Subadviser, and
                    (d) Any person other than the foregoing.

             (iii) Any other consideration other than the technical qualifications of the brokers and dealers as such.
         B.  Shall show the nature of the services or benefits made available.
         C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
         D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.


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3.       (Rule 31a-(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Fund.

5. (NASD Rule 3110). Such books, accounts, records, memoranda, and correspondence in conformity with all applicable laws, rules, regulations and statements of policy promulgated thereunder and with the Rules of the Association and as prescribed by SEC Rule 17a-3. The record keeping format, medium, and retention period shall comply with Rule 17a-4 under the Securities Exchange Act of 1934.
















*Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or subadviser review.

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                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

         (a) For services provided to the Fund, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate set forth below by Series of the gross management fee as stipulated in the Fund's registration statement. The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

Phoenix Focused Value Fund:           Zero to $50 million      70 basis points
                                      Above $50 million        37.5 basis points


Phoenix Foreign Opportunities
  Fund:                               Zero to $50 million      80 basis points
                                      Above $50 million        42.5 basis points

The fee referred to above shall be wired to Vontobel's account set forth below:

         Bank:                  JP Morgan Chase & Co.
                                410 Park Avenue
                                New York, NY 10022
                                ABA No. 021000021
                                SWIFT:   CHASUS33

         Beneficiary:           Vontobel Asset Management, Inc.
                                450 Park Avenue
                                New York, NY 10022
                                Account No.  904810445



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                                   SCHEDULE D
                                   ----------

                              SUBADVISER FUNCTIONS

         With respect to managing the investment and reinvestment of the Series' assets, the Subadviser shall provide, at its own expense:

         (a) An investment program for the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Adviser and as disclosed in the Fund's registration statement;

         (b) Implementation of the investment program for the Series based upon the foregoing criteria;

         (c) Quarterly reports, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Subadviser's code of ethics;; ii) diversification of Series assets in accordance with the then prevailing prospectus and statement of additional information pertaining to the Series and governing laws; iii) compliance with governing restrictions including but not limited to the Valuation Procedures adopted by the Board of Trustees to the Fund and other procedures for the fair valuation of securities for which market quotations and the liquidity determination are not readily available or considered "illiquid" for the purposes of complying with the Series' limitation on acquisition of illiquid securities; iiii) any and all other reports reasonably requested in accordance with or described in this Agreement; and, iv) the implementation of the Series' investment program, including, without limitation, analysis of Series performance;

         (d) Promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV, a copy of such amendment to the Adviser and the Trustees;

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         (e)      Attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees;

         (f) Notice to the Trustees and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to
                  Section 9(a) of the Investment Company Act of 1940 or otherwise; and

         (g) A business continuity and disaster recovery program in accordance with applicable industry best practices.